                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                               Triumph Group Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                               TRIUMPH GROUP, INC.
                        FOUR GLENHARDIE CORPORATE CENTER
                         1255 DRUMMERS LANE--SUITE 200
                            WAYNE, PENNSYLVANIA 19087
                                 (610) 975-0420

                    Notice of Annual Meeting of Stockholders
                           To Be Held on July 28, 1999

To holders of shares of Common Stock and Class D Common Stock:

         You are invited to be present either in person or by proxy at the annual meeting of stockholders of Triumph Group, Inc. to be held at Triumph's principal executive offices at Four Glenhardie Corporate Center, 1255 Drummers Lane--Suite 200, Wayne, Pennsylvania 19087, on Wednesday, July 28, 1999, beginning at 1:00 p.m., local time, for the following purposes:

1.  To elect seven (7) directors for the coming year;

2. To approve an amendment to the Triumph Group, Inc. 1996 Stock Option Plan to increase to 1,268,750 the number of shares issuable upon exercise of options granted under the plan, an increase of 750,000 shares;

3. To ratify the selection of Ernst & Young LLP as Triumph's independent auditors for the fiscal year ending March 31, 2000; and

4. To transact any other business as may properly come before the meeting or any postponements or adjournments.

         Management presently knows of no other business to be presented at the meeting. If any other matters come before the meeting, the persons named in the enclosed proxy will vote with their judgment on those matters.

         The board of directors has fixed the close of business on May 28, 1999 as the record date for determining stockholders entitled to notice of and to vote at the meeting and any adjournments. To make sure that your vote is counted, please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope, whether or not you plan to attend the meeting in person. A self-addressed, postage paid envelope is enclosed for your convenience. If you do attend the meeting, you may then withdraw your proxy and vote your shares in person. In any event, you may revoke your proxy prior to its exercise. Shares represented by proxies which are returned properly signed but unmarked will be voted in favor of proposals made by Triumph.


                                    By order of the board of directors,


                                    Richard M. Eisenstaedt
June 30, 1999                       Secretary
Wayne, Pennsylvania

                             Your vote is important

         PLEASE FILL IN, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. NO POSTAGE IS NECESSARY IF THE ENVELOPE IS MAILED IN THE UNITED STATES.

                               Triumph Group, Inc.
                        Four Glenhardie Corporate Center
                          1255 Drummers Lane--Suite 200
                            Wayne, Pennsylvania 19087
                                 (610) 975-0420

                              --------------------

                                 Proxy Statement
                     for 1999 Annual Meeting of Stockholders
                           To be held on July 28, 1999


                               GENERAL INFORMATION

         This proxy statement is furnished in connection with the solicitation by the board of directors of Triumph Group, Inc. of proxies to be voted at its annual meeting of stockholders on Wednesday, July 28, 1999, to be held at 1:00 p.m., local time, at Triumph's offices at Four Glenhardie Corporate Center, 1255 Drummers Lane--Suite 200, Wayne, Pennsylvania and at any adjournments, for the purposes set forth in the accompanying notice of the meeting. This proxy statement, the foregoing notice and the enclosed proxy card will first be mailed to stockholders entitled to vote on or about June 30, 1999.

         Sending a signed proxy will not affect a stockholder's right to attend the meeting and vote in person because the proxy is revocable. Any stockholder giving a proxy has the power to revoke it by, among other methods, giving written notice to the Secretary of Triumph at any time before the proxy is exercised or by attending the meeting and voting in person.

         When your proxy card is returned properly signed, those shares will be voted in accordance with your instructions. The board knows of no matters that are likely to be brought before the meeting, other than the matters specifically referred to in the notice of the meeting. If any other matters properly come before the meeting, the persons named in the enclosed proxy, or their duly appointed substitutes acting at the meeting, will be authorized to vote or otherwise act with their judgment in those matters. In the absence of instructions, the shares represented at the meeting by the enclosed proxy will be voted "FOR" the nominees for director, "FOR" the increase in the number of shares issuable under the Triumph Group, Inc. 1996 Stock Option Plan and "FOR" the ratification of the selection of Ernst & Young LLP as Triumph's independent auditors for the fiscal year ending March 31, 2000.


                             SOLICITATION OF PROXIES

         The expense of this proxy solicitation will be borne by Triumph. In addition to solicitation by mail, proxies may be solicited in person or by telephone or telecopy by officers or other regular employees of Triumph, without additional compensation to those officers and other employees. Triumph is required to pay, upon request, the reasonable expenses incurred by record holders of Common Stock, who are brokers, dealers, banks, voting trustees or other nominees for mailing proxy material and annual stockholder reports to any beneficial owners of Common Stock they hold of record.

                            QUORUM AND VOTING RIGHTS

         Holders of record of Triumph's Common Stock and Class D Common Stock, as of the close of business on May 28, 1999, the record date, will be entitled to notice and to vote at the meeting and at any adjournments. Holders of shares of Common Stock are entitled to vote on all matters brought before the meeting. Holders of Class D Common Stock are not entitled to vote in the election of directors, but are entitled to vote on all other matters brought before the meeting. Each share of Class D Common Stock may be converted into one share of Common Stock, at any time, at the option of the holder.

         As of the record date, there were 8,553,036 shares of Common Stock outstanding and entitled to vote on the election of directors. As of the record date, there were 8,553,036 shares of Common Stock and 3,348,535 shares of Class D Common Stock for a total of 11,901,571 shares outstanding and entitled to vote on all other matters. Holders of Common Stock will vote on the election of directors as a class and the holders of Common Stock and Class D Common Stock will vote on all other matters together as a class. Each outstanding share of Common Stock and Class D Common Stock entitles the holder to one vote.

         The presence in person or by proxy of the holders of a majority of the outstanding Common Stock and Class D Common Stock is necessary to constitute a quorum at the meeting.

         Directors will be elected by a plurality of the votes cast by holders of Common Stock, voting together as a class, represented in person or by proxy at the meeting. Abstentions in the election of directors will be counted for the purpose of determining whether a quorum is present at the meeting but will not be considered as votes cast. Because directors are elected by a plurality of votes, abstentions will not have an impact on their election.

         The holders of Common Stock are entitled to cumulate their votes in the election of directors, which gives a holder of Common Stock the right to cast as many votes in the aggregate as he or she is entitled to vote multiplied by the number of directors to be elected and to cast all votes for one director nominee or distribute these votes among two or more director nominees, as this holder sees fit. Each holder of Common Stock may indicate his or her preference on the enclosed proxy. If no preference is indicated, all votes to which this holder is entitled will be voted pro rata in favor of all nominees indicated.

         Approval of the amendment to the 1996 stock option plan and ratification of the board's selection of Triumph's auditors and any other matters brought before the meeting, other than the election of directors, will require the favorable vote of a majority of the outstanding shares of Common Stock and Class D Common Stock, voting together as a class, represented in person or by proxy at the meeting. Triumph is not aware of any matter, other than as referred to in this proxy statement, to be presented at the meeting. Abstentions in ratification of the selection of Triumph's auditors and of any other proposals will be counted for the purpose of determining whether a quorum is present at the meeting and as votes cast and will have the effect of a negative vote.

         Broker non-votes for all proposals will not be counted in determining the presence of a quorum and will not be considered as votes cast, and will have no effect on the results of the votes.

                     PROPOSAL NO. 1-ELECTION OF DIRECTORS

         The board currently consists of seven directors. One director, Mr. Albertini was appointed by the board on May 10, 1999 to fill an existing vacancy. At the meeting, the stockholders will elect all seven directors for a term ending at the next annual meeting of stockholders and until that director's successor is duly elected and qualified.

         The table below sets forth the name of each person nominated by the board to serve as a director for the coming year. All of the nominees are currently directors of Triumph for terms expiring at the meeting. Each nominee has consented to be named as a nominee and, to the present knowledge of Triumph, is willing to serve as a director, if elected. Should any of the nominees not remain a nominee at the end of the meeting (a situation which is not anticipated), solicited proxies will be voted in favor of those who remain as nominees and may be voted for substitute nominees. Unless contrary instructions are given on the proxy, the shares represented by a properly executed proxy will be voted pro rata "FOR" the election of Richard C. Ill, John R. Bartholdson, Richard C. Gozon, Claude F. Kronk, Joseph M. Silvestri, Michael A. Delaney and William O. Albertini.



Nominees                   Age              Year First Elected a Director
--------                   ---              -----------------------------


Richard C. Ill              56                         1993
John R. Bartholdson         54                         1993
Richard C. Gozon            60                         1993
Claude F. Kronk             67                         1993
Joseph M. Silvestri         37                         1994
Michael A. Delaney          45                         1995
William O. Albertini        55                         1999



         The principal occupations and qualifications of each nominee for director are as follows:

         Richard C. Ill has been President and Chief Executive Officer and a director of Triumph since 1993. Mr. Ill joined Alco Standard Corporation in 1968 (now IKON Office Solutions, Inc.), and became Group Vice President of Metalsource, a steel distribution business, in 1973. In 1975, Mr. Ill became President of Triumph Industries and, in 1983, became President of Metalsource. In 1988, Mr. Ill became President of Alco Diversified Services, a division of Alco Standard. He was named a Vice President of Alco Standard in 1989. Mr. Ill is a member of the advisory board of Outward Bound, USA and the board of directors, chairman's council and policy and planning committees of Interstate Steel Supply.

         John R. Bartholdson has been Senior Vice President, Chief Financial Officer and Treasurer and a director of Triumph since 1993. Mr. Bartholdson joined Alco Diversified Services in the fall of 1992. Prior to joining Alco Diversified Services, Mr. Bartholdson was employed for 14 years by Lukens, Inc., a manufacturer of specialty steel products, the last five years in the position of Senior Vice President and Chief Financial Officer. Mr. Bartholdson serves on the board of directors and is a member of the compensation committee of PBHG Funds, Inc.

         Richard C. Gozon has been a director of Triumph since 1993. Mr. Gozon has been Executive Vice President of Weyerhaeuser Company since 1994. From 1988 to 1993, Mr. Gozon served as President and Chief Operating Officer and a director of Alco Standard. Mr. Gozon serves on the board of directors of U.G.I. Corporation and AmeriSource Health Corporation.

         Claude F. Kronk has been a director of Triumph since 1993. Mr. Kronk retired on January 1, 1998 from his position as Vice Chairman and Chief Executive Officer of J&L Specialty Steel, Inc., a position which he held in excess of five years. Mr. Kronk serves on the board of directors of Cold Metal Products, Co. and Bangor Hydro-Electric Co.

         Joseph M. Silvestri has been a director of Triumph since 1994. Mr. Silvestri has been employed by Citicorp Venture Capital, Ltd. since 1990 and has been a Vice President since 1995. Mr. Silvestri serves on the board of directors of Glenoit Mills, Euramax International, Inc., GNI Group, Inc. and ISG Resources.

         Michael A. Delaney has been a director of Triumph since 1995. Mr. Delaney has been a Managing Director of CVC since 1989. From 1986 through 1989, Mr. Delaney was Vice President of Citicorp Mergers and Acquisitions. Mr. Delaney serves on the board of directors of AmeriSource, Clark Material Handling Company, Delco Remy International, Enterprise Media Ltd., FabriSteel, Inc.,
GVC Holdings, International Knife and Saw, Inc., JAC Holdings,
MSX International, Palomar Technologies Holdings, Southern Coil Processing, Allied Digital Technologies Corporation, Great Lakes Dredge & Dock Company and Trianon Industries.

         William O. Albertini has been a director of Triumph since May 1999 when he was appointed by the remaining members of the board to fill an existing vacancy. Mr. Albertini was Executive Vice President and Chief Financial Officer of Bell Atlantic Corp. from 1991 through 1997. In 1997, Mr. Albertini became Executive Vice President and Chief Financial Officer of Bell Atlantic Global Wireless and remained in that position until his retirement on May 1, 1999.
Mr. Albertini serves on the board of directors of American Water Works and Blackrock Funds.

         THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" EACH OF THE NOMINEES PRESENTED. THE SEVEN NOMINEES RECEIVING THE HIGHEST NUMBER OF AFFIRMATIVE VOTES OF THE SHARES OF COMMON STOCK PRESENT OR REPRESENTED AND ENTITLED TO VOTE AT THE MEETING WILL BE ELECTED AS DIRECTORS.


MEETINGS AND COMMITTEES OF THE BOARD

         The board held five meetings during Triumph's fiscal year ended
March 31, 1999 and also acted by unanimous consents in writing. The standing committees of the board are the audit committee and the compensation committee. Triumph does not have an executive committee or a nominating committee. The audit committee, consisting of Messrs. Gozon, Kronk and Delaney, met two times during the last fiscal year. Mr. Delaney resigned from the audit committee in May 1999, and the audit committee currently consists of Messrs. Gozon, Kronk and Albertini. The audit committee communicates and receives information directly from Triumph's independent auditors. The compensation committee, consisting of Messrs. Gozon, Kronk and Silvestri, met three times during the last fiscal year. The compensation committee periodically reviews and evaluates the compensation of Triumph's officers, administers Triumph's 1996 Stock Option Plan and establishes guidelines for compensation of other personnel. The board does not have a nominating committee.

COMPENSATION OF DIRECTORS

         Directors who are also employees of Triumph or CVC do not receive additional compensation for serving as directors. Each director who is not an employee of Triumph or CVC receives an annual fee of $15,000 and a fee of $1,000 for attendance at each board meeting and $500 for each committee meeting (unless held on the same day as a board meeting). Each director who is not an employee of Triumph is entitled to receive options to purchase shares of Common Stock under Triumph's Directors' Stock Option Plan. Any options granted under the Directors' Plan are in addition to other compensation to those directors. All directors are reimbursed for out-of-pocket expenses incurred in attending meetings of the board or its committees.

                             EXECUTIVE COMPENSATION

         The following table summarizes the compensation paid to the President and Chief Executive Officer and to each of the four most highly compensated executive officers of Triumph and its subsidiaries, other than the President and Chief Executive Officer, for the fiscal years ended March 31, 1999, 1998 and 1997.

         "Bonus" consists of cash bonuses earned in the fiscal year identified, of which only a portion was paid in that year to Messrs. Ill and Bartholdson.

         "Other Annual Compensation" reflects amounts contributed by Triumph to its 401(k) Plan for the benefit of the named employee.

         "All Other Compensation" consists of group term life insurance premiums.


                           SUMMARY COMPENSATION TABLE


                                                                    ANNUAL COMPENSATION
                                           ---------------------------------------------------------------------
                                                                                 Other Annual        All Other
Name and Position                          Year       Salary        Bonus        Compensation      Compensation
-----------------                          ----      --------      --------      ------------      ------------


Richard C. Ill                             1999      $345,000      $379,500         $5,225            $8,550
President and Chief Executive              1998       315,000       346,500          4,929             5,472
Officer                                    1997       291,200       291,200          3,951             5,472

John R. Bartholdson                        1999      $290,000      $290,000         $5,129            $4,320
Senior Vice President, Chief               1998       267,000       267,000          4,848             4,320
Financial Officer and Treasurer            1997       249,600       249,600          4,024             4,320

Richard M. Eisenstaedt                     1999      $175,500      $115,000         $4,950            $2,592
Vice President, General                    1998       164,000       114,800          4,725             2,592
Counsel and Secretary                      1997(1)     68,792        60,000              0             1,080

Paul T. Stimmler                           1999      $110,000       $55,000         $3,300            $4,950
Vice President and                         1998       106,500        53,000          3,196             4,950
Assistant Secretary                        1997       103,500        50,000          2,674             4,950

Kevin E. Kindig                            1999      $100,000       $55,000         $3,000              $714
Vice President and                         1998        85,000        42,500          2,550               714
Controller                                 1997        78,500        39,250          2,028               462


--------------------
(1) Mr. Eisenstaedt began employment with Triumph in October 1996.

                        OPTION GRANTS IN LAST FISCAL YEAR

                  The following table sets forth, for each of the executive officers named above, certain information concerning options granted under the 1996 stock option plan during the fiscal year ended March 31, 1999.

         The options vest in four equal installments on each of the first, second, third and fourth anniversaries of April 19, 1998.

         The exercise price for each option is equal to the fair market value of the Common Stock on the date of grant.

         Potential realizable value is based on the assumed annual growth rates listed, compounded annually for the ten-year option term. The dollar amounts set forth under this heading are the results of calculations required by the SEC and are not intended to forecast possible future appreciation, if any, of the value of the Common Stock.



                                                     Individual Grants
                              -----------------------------------------------------------------    Potential Realizable Value
                                 Number of          % of Total                                     At Assumed Annual Rates
                                Securities            Options                                      of Stock Appreciation for
                                Underlying          Granted to       Exercise or                           Option Term
                                  Options          Employees in      Base Price     Expiration     --------------------------
      Name                      Granted (#)         Fiscal Year        ($/sh)          Date            5%             10%
      ----                      -----------        ------------      -----------    ----------     -----------    -----------


Richard C. Ill                   18,000                 9.88           43.125           4/19/08       488,180      1,237,143
John R. Bartholdson              18,000                 9.88           43.125           4/19/08       488,180      1,237,143
Richard M. Eisenstaedt            5,000                 2.74           43.125           4/19/08       135,605        343,651
Paul T. Stimmler                  2,000                 1.10           43.125           4/19/08        54,242        137,460
Kevin E. Kindig                   2,000                 1.10           43.125           4/19/08        54,242        137,460

All employees as a group        178,200                 100%           43.125           4/19/08    $4,910,058    $12,443,046


                          FISCAL YEAR END OPTION VALUES

         The following table sets forth, for each of the named executive officers, information about the value of unexercised options at March 31, 1999.

         The fair market value of "in-the-money" options was calculated on the basis of the difference between the exercise price of the options held and the closing price per share for Common Stock on the NYSE of $23.50 on March 31, 1999, multiplied by the number of options held.


                                                              Number of Securities             Value of
                                                             Underlying Unexercised         Unexercised In-
                                                                Options at Fiscal        the-Money Options at
                             Shares                               Year End (#)          Fiscal Year End ($)(1)
                           Acquired on          Value             Exercisable/               Exercisable/
Name                      Exercise (#)       Realized($)         Unexercisable              Unexercisable
----                      ------------       -----------     ----------------------     ----------------------


Richard C. Ill                0                 0                 17,500/35,500             $78,750/78,750
John R. Bartholdson           0                 0                 17,500/35,500              78,750/78,750
Richard M. Eisenstaedt        0                 0                  5,000/10,000              22,500/22,500
Paul T. Stimmler              0                 0                  5,000/7,000               22,500/22,500
Kevin E. Kindig               0                 0                  5,000/7,000               22,500/22,500



EMPLOYMENT AGREEMENTS

         Triumph entered into employment agreements with Richard C. Ill and John R. Bartholdson, effective October 1, 1996, pursuant to which Messrs. Ill and Bartholdson serve as President and Chief Executive Officer and as Senior Vice President and Chief Financial Officer, respectively, of Triumph through September 30, 1999, unless earlier terminated by the board or, in certain circumstances following a change of control transaction, by the executive. These agreements provide for an annual salary to Mr. Ill of not less than $291,200 and to Mr. Bartholdson of not less than $249,600, plus incentive compensation as determined by the board or the compensation committee, by authority delegated by the board, and comparable benefits and perquisites given to other members of senior management. Messrs. Ill and Bartholdson are entitled to severance and other payments following the earlier termination of employment by Triumph or upon termination by the executive following a change in control of Triumph. The executive may terminate his employment following a change of control transaction, if as a result of this change in control, the executive is required to accept a material reduction in his duties and responsibilities or a geographical relocation or the successor company fails to assume the executive's employment agreement. In the event of any early termination (other than for "cause," death or disability), Messrs. Ill and Bartholdson are entitled to receive a severance payment from Triumph equal to 24 months salary. Messrs. Ill and Bartholdson are required to devote substantially all of their time and effort during normal business hours (reasonable sick leave and vacations excepted) to the business and affairs of Triumph.

           REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

OVERALL POLICY

         Triumph's executive compensation program is designed to be closely linked to corporate performance and results. To this end, Triumph has developed an overall compensation plan to provide its executive officers with the opportunity to earn cash compensation plus the opportunity to accumulate stock-based wealth commensurate with the long-term growth and value created for Triumph's stockholders. Triumph's compensation strategy is to place the major portion of total compensation at risk in the form of annual incentives and long-term, stock-based compensation programs. The overall objectives of this strategy are to attract and retain the best and most experienced executive talent, to motivate these executives to achieve the goals inherent in Triumph's business strategy, to link executive and stockholder interests through equity-based plans and finally to provide a compensation package that recognizes individual contributions as well as overall business results.

         The compensation committee has received a comprehensive report from an independent compensation consultant which evaluated Triumph's compensation program against industry and peer group norms. Triumph seeks to offer base salaries for Triumph's executive officers at levels that are competitive with its industry group, that is, companies of similar size in the aviation and general manufacturing industries. In addition, Triumph provides significant incentive opportunities for its executive officers. Triumph's target for total cash compensation opportunities (salary plus bonus) is between the median and the 75th percentile for its industry group, with significant variability based on company-wide, business unit and individual performance. Triumph's annual incentive plan for executive officers is tied to business plans using a performance matrix based on consolidated return on operating assets, consolidated operating income and earnings per share. For the two most highly compensated executive officers, Triumph's target for annual incentive awards is 55% and 50%, respectively, and their maximum annual incentive awards are 110% and 100%, respectively. Triumph's other executive officers have annual incentive award opportunities which are determined by the executive officer's job function and level within Triumph. The actual award is established by the President and Chief Executive Officer of Triumph based on the performance of Triumph and the individual, subject to the review and approval of the compensation committee. Awards above 50% of salary must be deferred and executive officers may elect two year deferrals or career deferrals. All deferrals are subject to the accrual of interest to be paid by Triumph to the executive officer. Stock options are awarded to executive officers and other management employees to align the interest of Triumph's management with those of its stockholders.

         The compensation committee determines the compensation of Richard C. Ill, the President and Chief Executive Officer of Triumph, and of John R. Bartholdson, the Senior Vice President, Chief Financial Officer and Treasurer of Triumph. In addition, the board reviews the compensation proposed to be awarded by Messrs. Ill and Bartholdson to Triumph's other four executive officers including Craig N. Kitchen who joined Triumph in March 1999 as the Vice President--Marketing and Sales, and the presidents of each of Triumph's operating divisions and subsidiaries.

         As discussed above, the key elements of Triumph's executive compensation consist of base salary, annual bonus and options granted under Triumph's option plans. The compensation committee's policies for each of these elements, including the basis for the compensation awarded to Mr. Ill, Triumph's President and Chief Executive Officer, are discussed below. In addition, while the elements of compensation described below are considered separately, the compensation committee takes into account the full compensation package afforded by Triumph to the individual, including matching under its 401(k) plan, insurance and other benefits, as well as the programs described below.

BASE SALARIES

         Base salaries for executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other companies in Triumph's industry group. Annual salary adjustments are determined by evaluating the performance of Triumph and of each executive officer, and also take into account new responsibilities.

         For the base salary granted to Mr. Ill for the fiscal year ended March 31, 1999, the compensation committee took into account a comparison of base salaries of chief executive officers of Triumph's industry group, Triumph's success in meeting its financial objectives in this fiscal year, the performance of the Common Stock and the assessment by the compensation committee of Mr. Ill's individual performance. The compensation committee also took into account the longevity of Mr. Ill's service to Triumph and its belief that Mr. Ill is an excellent representative of Triumph to the public by virtue of his stature in the community and the industry. Mr. Ill was granted a base salary of $345,000 for the fiscal year ended March 31, 1999, as permitted by his employment agreement with Triumph, an increase of 9.52% from his $315,000 base salary for the fiscal year ended March 31, 1998.


ANNUAL BONUS

         Triumph's executive officers are eligible for an annual cash bonus. The corporate performance measure for bonus payments is tied to business plans based on levels of consolidated return on operating assets, consolidated operating income and earnings per share. If a minimum level of consolidated return on operating assets and consolidated operating income is not met, no bonuses will be paid. Individual non-financial performance measures are considered and, where appropriate, unit performance measures, in determining bonus.

         Triumph exceeded its maximum levels of consolidated cash return on operating assets, consolidated operating income and earnings per share goals for the fiscal year ended March 31, 1999. Based on these results, Mr. Ill was awarded a bonus of $379,500, which represents an increase of 9.52% from the bonus paid for the fiscal year ended March 31, 1998. This increase is due to Triumph's continued record earnings, Triumph's strong revenue growth in the fiscal year and Mr. Ill's leadership in identifying and executing several key acquisitions to position Triumph for long range profitable growth. $189,750 of Mr. Ill's bonus for the fiscal year ended March 31, 1999 has been deferred.


STOCK OPTIONS

         Under the 1996 stock option plan, stock options may be granted to Triumph's executive officers as well as its other employees. The compensation committee sets guidelines for the size of stock option awards based on similar factors, including competitive compensation data, as are used to determine base salaries and annual bonus. In the event of poor corporate performance, the compensation committee may elect not to award options.

         Stock options are designed to align the interests of executives with those of the stockholders. Stock options are granted with an exercise price equal to the market price of the Common Stock on the date of grant, vest over four years and may be exercised for up to ten years from the date of grant. This approach is designed to incentivize the creation of stockholder value over the long term because the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years.

         Forty-five thousand options to purchase shares of Common Stock were granted to executive officers of Triumph during the fiscal year ended March 31, 1999. The compensation committee believes that significant equity interests in Triumph held by Triumph's management align the interests of stockholders and management.


CONCLUSION

         Through the programs described above, a significant portion of Triumph's executive compensation is linked directly to individual and corporate performance and stock price performance relative to that of the overall market as well as the industry index. The compensation committee intends to continue the policy of linking executive compensation to corporate performance and returns to stockholders, recognizing that the ups and downs of the business cycle from time to time may result in an imbalance for a particular period.


                                                   Compensation Committee
                                                         Richard C. Gozon
                                                          Claude F. Kronk
                                                      Joseph M. Silvestri


         This report of the compensation committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act except to the extent that Triumph specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act and the Exchange Act and shall not be deemed soliciting material.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The compensation committee of the board is composed of Richard C. Gozon, Claude F. Kronk and Joseph M. Silvestri. None of the members of the compensation committee were employees of Triumph during the fiscal year ended March 31, 1999.

           SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

MANAGEMENT

         As of May 28, 1999, the following nominees for director, the following executive officers, all directors and executive officers as a group, and the following 5% beneficial owner, were known to Triumph to be beneficial owners (as defined in regulations issued by the SEC) of the outstanding Common Stock and Class D Common Stock shown below.

         A person is deemed to be the beneficial owner of securities that can be acquired by that person within 60 days from the date of this proxy statement upon the exercise of options and warrants. Each beneficial owner's percentage ownership is determined by assuming that options and warrants that are held by that person (but not those held by any other person) and that are exercisable within 60 days from the date of this proxy statement have been exercised.

         Unless otherwise noted, Triumph believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock and Class D Common Stock beneficially owned by them.

         The percent of total shares outstanding is based upon outstanding shares of Common Stock and Class D Common Stock.


                                                        SHARES BENEFICIALLY OWNED
                                                                        Percent of
                                                                        Total Shares
Name                                                  Number            Outstanding
----                                            ------------------      -----------

Richard C. Ill...............................     292,193(1)               2.45%
John R. Bartholdson .........................     273,726(2)(3)            2.30%
Richard M. Eisenstaedt ......................       7,250(4)               *
Paul T. Stimmler ............................      54,050(5)(6)(7)         *
Kevin E. Kindig .............................      36,253(8)(9)            *
Richard C. Gozon ............................      71,429(10)              *
Claude F. Kronk .............................      77,803(11)              *
Joseph M. Silvestri .........................      24,158(12)              *
Michael A. Delaney ..........................      21,256(13)              *
William O. Albertini.........................       2,000

Citicorp Venture Capital, Ltd. ..............   5,298,535(14)             42.21%
399 Park Avenue
New York, NY 10043

All executive officers and
directors as a group
(10 persons) ...............................      860,818                  7.20%

--------------------
* Less than one percent.


(1) Mr. Ill currently holds stock options to purchase 22,000 shares of Common Stock, which options may be exercised in the next 60 days.

(2) Mr. Bartholdson currently holds stock options to purchase 22,000 shares of Common Stock, which options may be exercised in the next 60 days.

(3) Mr. Bartholdson disclaims beneficial ownership of 3,900 shares of Common Stock beneficially owned by his daughters.

(4) Mr. Eisenstaedt currently holds stock options to purchase 6,250 shares of Common Stock, which options may be exercised in the next 60 days.

(5) Mr. Stimmler currently holds stock options to purchase 5,500 shares of Common Stock, which options may be exercised in the next 60 days.

(6) Mr Stimmler disclaims beneficial ownership of 22,200 shares of Common Stock held by his wife.

(7) Mr. Stimmler disclaims beneficial ownership of 1,350 shares held by his daughter.

(8) Mr. Kindig currently holds stock options to purchase 5,000 shares of Common Stock, which options may be exercised in the next 60 days.

(9) Mr. Kindig disclaims beneficial ownership of 200 shares of Common Stock beneficially owned by his children.

(10) Mr. Gozon currently holds stock options to purchase 334 shares of Common Stock, which options may be exercised in the next 60 days.

(11) Mr. Kronk currently holds stock options to purchase 334 shares of Common Stock, which options may be exercised in the next 60 days.

(12) Mr. Silvestri currently holds stock options to purchase 334 shares of Common Stock, which options may be exercised in the next 60 days.

(13) Mr. Delaney currently holds stock options to purchase 334 shares of Common Stock, which options may be exercised in the next 60 days.

(14) Includes 1,300,000 shares of Common Stock and 3,348,535 shares of Class D Common Stock, which Class D Common Stock cannot be voted in the election of directors. Includes also 650,000 shares of Common Stock which may be acquired upon exercise by World Equity Partners, L.P., an affiliate of CVC, of an outstanding warrant held by World Equity Partners.


 PRINCIPAL STOCKHOLDERS

         As of May 28, 1999, the following person was known to Triumph to be a "beneficial owner" (as defined in regulations issued by the SEC) of more than five percent of the outstanding Common Stock and Class D Common Stock.

                  The information in this table was furnished by CVC in reports to Triumph and by filings with the SEC.

         CVC has voting and investment power for all shares listed, except 650,000 shares of Common Stock which may be acquired upon exercise by World Equity Partners, an affiliate of CVC, of its warrant.

                           Name and Address                           Amount and Nature of          Percent
Title of Class             of Beneficial Owner                        Beneficial Ownership          of Class
--------------             -------------------                        --------------------          --------


Common Stock               Citicorp Venture Capital, Ltd.                  5,298,535(1)             41.21%
and Class D                399 Park Avenue
Common Stock               New York, NY 10043


--------------------
(1) Includes 1,300,000 shares of Common Stock and 3,348,535 shares of Class D Common Stock, which Class D Common Stock cannot be voted in the election of directors.

PERFORMANCE GRAPH

         The following graph compares the percentage change in cumulative total stockholder return on the Common Stock, on a quarterly basis, from October 24, 1996 to the present with the cumulative total return over the same period of (i) Standard & Poor's 500 Stock Index, (ii) the Aerospace/Defense Industry Index published by Standard & Poor's and (iii) the Russell 2000 index.

         Beginning with the Proxy Statement for the 2000 Annual Meeting of Stockholders, Triumph will be replacing Standard & Poor's 500 Stock Index with the Russell 2000 Index in the following comparison graph. The Russell 2000 Index measures the performance of the 2,000 smallest companies within the 3,000 largest United States companies based on total market capitalization. Management has determined that Triumph more closely identifies with investors of these smaller capitalization stocks, and therefore, the Russell 2000 Index will provide a more accurate comparison with Triumph's cumulative total stockholder return. Triumph has not paid cash dividends on its Common Stock. HISTORIC STOCK PRICE IS NOT INDICATIVE OF FUTURE STOCK PRICE PERFORMANCE.


                                     CUMULATIVE TOTAL RETURNS
                              ----------------------------------------
                              10/25/96      3/97      3/98        3/99


TRIUMPH GROUP, INC.              100        116        204        108
S&P 500                          100        111        165        195
RUSSELL 2000                     100        100        142        118
S&P AEROSPACE/DEFENSE            100        103        121         86


        PROPOSAL NO. 2-APPROVAL OF AMENDMENT TO 1996 STOCK OPTION PLAN

         Triumph's 1996 Stock Option Plan currently authorizes the issuance of options to purchase up to 518,750 shares of Common Stock. In May 1999, the board amended the 1996 stock option plan, subject to stockholder approval, to increase the aggregate number of shares authorized for issuance upon exercise of options granted under this plan to 1,268,750. This amendment is designed to enhance the flexibility of the administering committee in granting stock options to Triumph's officers and other key employees and to ensure that Triumph can continue to grant stock options to these persons at levels determined to be appropriate by the committee.


GENERAL

         The 1996 stock option plan provides for the grant to officers and other key employees of Triumph and its subsidiaries, approximately 150 persons, both qualified and non-qualified options to purchase up to 518,750 shares of common stock. If the amendment is adopted by the stockholders, the number of shares which may be issued upon exercise of options under this plan would increase by 750,000 shares to 1,268,750 shares. No officer or key employee may be granted options for more than 100,000 shares of Common Stock during any calendar year.


PURPOSE

         The purpose of the plan is to assist Triumph and its subsidiaries in attracting and retaining valued employees by offering them a greater stake in Triumph's success and a closer identity with it, and to encourage ownership of Triumph's common stock by these employees.


EFFECTIVENESS

         The amendment to the plan will become effective if it receives the favorable vote of a majority of shares of Common Stock and Class D Common Stock entitled to vote at the meeting, voting together as a class.


ADMINISTRATION

         The plan is administered by a committee designated by the board consisting of at least two members of the board.


EXERCISE OF OPTIONS

         The price for options granted under the plan is determined by the committee at the time of grant but may not be less than the closing price of Triumph's common stock on the NYSE on the day preceding the grant. Options become exercisable as determined by the committee. The committee determines the term of options but no term may exceed 10 years. The committee determines, at the time of grant or thereafter, that any option may be accelerated upon the death, retirement or disability of the optionee. If an optionee is no longer employed by Triumph or any subsidiary for any reason other than death, retirement or disability, the options held by that optionee terminate 30 days after termination of employment.

         The price payable upon exercise of options may be paid in cash or, with the consent of the committee, in shares of common stock held by the optionee or by a reduction in the number of shares otherwise issued upon exercise, with the shares in either case valued at the date of exercise.

TRANSFERABILITY

         Optionees may not transfer options, except by will or the laws of inheritance. An option may be exercised, during the optionee's lifetime, only by the optionee.


CHANGES IN THE COMMON STOCK OF TRIUMPH

         If the outstanding common stock is increased or decreased as a result of a stock split or the payment of a stock dividend or otherwise, an appropriate and proportionate adjustment will be made in the number of shares covered by each outstanding option and the purchase price of the shares.


OPTIONS OUTSTANDING, EXERCISABLE AND AVAILABLE FOR FUTURE GRANT

         As of March 31, 1999, options to purchase 383,226 shares of Common Stock were outstanding under the 1996 stock option plan, of which, 118,514 options were exercisable. The exercise price for the outstanding options ranged from $19.00 to $44.875 per share. On March 31, 1999, the closing price of Triumph's Common Stock on the NYSE was $23.50 per share. At March 31, 1999, options to purchase 135,524 shares (plus any options that expire or are cancelled in the future) were available for future grant exclusive of 750,000 additional shares covered by the proposed amendment.


FEDERAL INCOME TAX CONSEQUENCES

         INCENTIVE STOCK OPTIONS. An optionee will not be deemed to receive any income at the time an incentive stock option is granted or exercised under the plan. (However, special rules apply to optionees who are subject to the alternative minimum tax.) If an optionee does not dispose of the shares acquired upon exercise of the underlying option for two years after grant of the option and one year after exercise of the option, the gain (if any) on a subsequent sale (the amount received less the exercise price) or loss (if any) on a subsequent sale (the exercise price less the amount received) will be a long-term capital gain or loss.

         If the optionee disposes (whether by sale, exchange or gift) of the shares acquired upon exercise within two years after the date of grant or within one year after exercise of the option, the disposition is a "disqualifying disposition," and the optionee will recognize income in the year of the "disqualifying disposition" equal to the amount received for the shares less the exercise price. Of that income, the portion equal to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be treated as compensation taxable as ordinary income (for which Triumph will be entitled to a tax deduction, subject to any applicable Tax Code limitation, in the year of the "disqualifying disposition") and the balance, if any, will be long-term or short-term capital gain depending on whether the shares were sold more than one year after the option was exercised. However, in the case of a "disqualifying disposition" that is a sale or exchange (other than a sale or exchange by persons related to the optionee), the amount of compensation income recognized by the optionee will not exceed the excess of the amount received over the exercise price, even where the amount received is less than the fair market value of the shares at the time the option was exercised. If an optionee uses shares acquired upon exercise of an option to exercise that option at a time when the sale of the shares would constitute a "disqualifying disposition," the optionee will recognize ordinary income in the amount described in the preceding two sentences.


         NON-QUALIFIED STOCK OPTIONS. An optionee will not be considered to receive any income at the time a non-qualified stock option is granted, nor will Triumph be entitled to a deduction. However, when the option is exercised, the optionee will be considered to have received compensation taxable as ordinary income in an amount equal to the difference between the exercise price of the option and the fair market value of the shares received upon exercise.

         If a director or executive officer exercises an option within six months of the date of grant, the recognition of income will be delayed until the shares may be resold without incurring liability under the securities laws (generally six months after the date of grant of the option). In that case, ordinary income will be determined upon recognition, based on the fair market value of the shares on that date. However, if a director or executive officer files an appropriate election under the Tax Code with the IRS within 30 days of his or her exercise of the option, the optionee will be deemed to have received compensation taxable as ordinary income for the difference between the exercise price and the fair market value on the date of exercise of the shares received.

         Triumph will (subject to any applicable Tax Code limitation) be entitled to a tax deduction for compensation taxable as ordinary income recognized by the optionee.

         Upon the sale of shares received upon exercise of an option, any gain (the amount received less the fair market value of the shares on the date ordinary income was recognized) or loss (the fair market value of the shares on the date ordinary income was recognized less the amount received) will be a long-term capital gain or loss if the sale occurs more than one year after the date of exercise (or, if later, the date when income was recognized by the optionee) and otherwise will be a short-term capital gain or loss.

         If all or any part of the exercise price of the option is paid by the optionee with shares of common stock (including shares previously acquired upon exercise of an option), no gain or loss will be recognized on the shares surrendered in payment. Shares received on exercise of the option equal to the number of shares surrendered will have the same basis and holding period, for purposes of determining whether future dispositions result in long-term or short-term capital gain or loss, as the basis and holding period of the shares surrendered. The balance of the shares received on exercise will be treated for federal income tax purposes as described in the preceding paragraphs as though issued upon exercise for a purchase price equal to the consideration, if any, paid by the optionee in cash. The optionee's compensation, which is taxable as ordinary income upon exercise, and Triumph's deduction will not be affected whether the exercise price is paid in cash or in shares of common stock.

         THIS GENERAL DESCRIPTION OF THE POSSIBLE FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING OPTIONS OR SELLING SHARES PURCHASED THROUGH THE EXERCISE OF OPTIONS IS BASED ON THE TAX CODE, AS IT HAS BEEN INTERPRETED TO DATE AND THEREFORE MAY NOT BE A SUFFICIENT DESCRIPTION OF THE CONSEQUENCES IF THERE WERE A CHANGE IN THE TAX CODE AS IT IS CURRENTLY WRITTEN OR INTERPRETED. BECAUSE THE CONSEQUENCES MAY VARY WITH EACH OPTIONEE, IT IS RECOMMENDED THAT OPTIONEES CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE TAX CONSEQUENCES, INCLUDING STATE, LOCAL OR NON-U.S. INCOME TAX CONSEQUENCES.

         THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE TRIUMPH GROUP, INC. 1996 STOCK OPTION PLAN.

             PROPOSAL NO. 3-RATIFICATION OF SELECTION OF AUDITORS

         The board has selected Ernst & Young LLP as Triumph's independent auditors for the fiscal year ending March 31, 2000 and the stockholders are asked to ratify this selection. Ernst & Young LLP has advised Triumph that it has no direct or material indirect interest in Triumph or its affiliates. Representatives of Ernst & Young LLP are expected to attend the meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

         The favorable vote of a majority of shares of Common Stock and Class D Common Stock entitled to vote at the meeting, voting together as a class, is required to approve the ratification of the selection of auditors.

         THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 2000.


                            GENERAL AND OTHER MATTERS

         The board knows of no matter, other than as referred to in this proxy statement, which will be presented at the meeting. However, if other matters properly come before the meeting, or any of its adjournments, the person or persons voting the proxies will vote them with their judgment in those matters.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires Triumph's directors, officers (including a person performing a principal policy-making function) and persons who own more than 10% of a registered class of Triumph's equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Triumph. Directors, officers and 10% holders are required by SEC regulations to furnish Triumph with copies of all of the Section 16(a) reports they file. Based solely upon a review of the copies of the forms furnished to Triumph and the representations made by the reporting persons to Triumph, Triumph believes that during the fiscal year ended March 31, 1999, its directors, officers and 10% holders complied with all filing requirements under Section 16(a) of the Exchange Act except Claude Kronk, a director of Triumph, who failed to timely file a Statement of Changes in Beneficial Ownership on Form 4 for both direct and indirect purchases of shares of Common Stock in August 1998, December 1998 and March 1999.


                  STOCKHOLDER PROPOSALS-1999 ANNUAL MEETING

         Proposals of stockholders intended to be presented at the annual meeting of stockholders in 2000 must be received by March 2, 2000 to be considered for inclusion in Triumph's proxy statement and form of proxy relating to that meeting. If any stockholder wishes to present a proposal to the 2000 annual meeting of stockholders that is not included in Triumph's proxy statement for that meeting and fails to submit such proposal to the Secretary of Triumph on or before May 16, 2000, then Triumph will be allowed to use its discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in its proxy statement. Stockholder proposals should be directed to the Corporate Secretary, at the address of Triumph set forth on the first page of this proxy statement.

                                       By order of the board of directors,


                                       Richard M. Eisenstaedt
                                       Secretary
June 30, 1999

PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                             TRIUMPH GROUP, INC.

     The undersigned hereby appoints Richard C. Ill and John R. Bartholdson as proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Triumph Group, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held on July 28, 1999 or any adjournments thereof.

     (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

-------------------------------------------------------------------------------
                           --FOLD AND DETACH HERE--

IF NO DIRECTION IS MADE WITH RESPECT TO THE ELECTION OF DIRECTORS OR IF YOU VOTE "FOR"       Please Mark    /X/
THE ELECTION OF THE NOMINEES AS DIRECTORS, THE PROXIES WILL ALLOCATE VOTES IN THEIR          your votes as
DISCRETION AMONG THE NOMINEES, UNLESS OTHERWISE SPECIFIED.                                   indicated in
                                                                                             this sample


1. ELECTION AS DIRECTORS                                            THE BOARD RECOMMENDS A VOTE "FOR" THE FOLLOWING DIRECTORS:

        FOR all nominees                  WITHHOLD                Nominees: Richard C. Ill, John R. Bartholdson, Claude F. Kronk,
      listed to the right                AUTHORITY                Richard O. Gozon, Joseph M. Silvestri, Michael A. Delaney and
   (except for those nominees     to vote for all nominees        William O. Albertini.
       I have crossed-out)            listed to the right
                                                                  To distribute your votes on a cumulative basis, write below the
          /  /                             /  /                   name(s) of the nominee(s) you wish to vote for and the number of votes you wish to cast for each.


                                                                  ---------------------------------------------------------------

                     If no direction is made with respect to Proposal 2 or 3, the proxies will vote "FOR" such proposal.

                                          The Board recommends a vote "FOR" proposal 2.
2. Approve an amendment to The Triumph Group, Inc. 1998 Stock Option Plan to increase to 1,268,750 the number of shares issuable upon exercise of options granted under the plan, an increase of 750,000 shares.

                                      FOR            AGAINST           ABSTAIN

                                      / /              / /               / /

                                                                The Board recommends a vote "FOR" proposal 3.
                                                            3. Ratify appointment of Ernst & Young LLP as independent auditors.

                                                                   FOR            AGAINST           ABSTAIN

                                                                   / /              / /               / /




Signature                                          Signature                                       Date
         ------------------------------------------         ---------------------------------------    --------------------------
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

---------------------------------------------------------------------------------------------------------------------------------
                                              --FOLD AND DETACH HERE--